Exhibit 10.2

LOAN NUMBER 0135 16420 1 NOTE AMOUNT $8,000,000.00	LOAN NAME MusclePharm Corporation INDEX (w/ Margin) Wall Street Journal Prime plus $2.000%	ACCT. NUMBER 35 1642 RATE 5.250%	AGREEMENT DATE 09/12/14 MATURITY DATE 09/12/17	INITIALS 1286 LOAN PURPOSE Commercial

COMMERCIAL LOAN AGREEMENT

Revolving Draw Loan

DATE AND PARTIES. The date of this Commercial Loan Agreement (Agreement) is September 12, 2014. The parties and their addresses are as follows:

LENDER:

ANS BANK

3033 E. First Avenue

Denver, CO 80206

BORROWER:

MUSCLEPHARM CORPORATION

a Nevada Corporation

4721 Ironton Street # A

Denver, CO 80239

1.	DEFINITIONS. For the purposes of this Agreement, the following terms have the following meanings.
A.	Accounting Terms. In this Agreement, any accounting terms that are not specifically defined will have their customary meanings under generally accepted accounting principles.
B.	Insiders. Insiders include those defined as insiders by the United States Bankruptcy Code, as amended; or to the extent left undefined, include without limitation any officer, employee, stockholder or member, director, partner, or any immediate family member of any of the foregoing, or any person or entity which, directly or indirectly, controls, is controlled by or is under common control with me.
C.	Loan. The Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction.
D.	Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.
E.	Pronouns. The pronouns "I", "me" and "'my" refer to every Borrower signing this Agreement, individually and together with their heirs, successors and assigns, and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Agreement . "You" and "your" refers to the Loan's lender. Any participants or syndicators, successors and assigns, or any person or company that acquires an interest in the Loan.
F.	Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

2.	ADVANCES. Advances under this Agreement are made according to the following terms and conditions.
A.	Multiple Advances - Revolving. In accordance with the terms of this Agreement and other Loan Documents, you will extend to me and I may from time to time borrow, repay, and reborrow, one or more advances. The amount of advances will not exceed $8,000,000.00 (Principal).
B.	Requests for Advances. My requests are a warranty that I am in compliance with all the Loan Documents. When required by you for a particular method of advance, my requests for an advance must specify the requested amount and the date and be accompanied with any agreements. Documents, and instruments that you require for the Loan. Any payment by you of any check, share draft or other charge may, at your option, constitute an advance on the Loan to me. All advances will be made in United States dollars. I will indemnify you and hold you harmless for your reliance on any request for advances that you reasonably believe to be genuine. To the extent permitted by law, I will indemnify you and hold you harmless when the person making any request represents that I authorized this person to request an advance even when this person is unauthorized or this person's signature is not genuine.

I or anyone I authorize to act on my behalf may request advances by the following methods.

(1)	I make a request in person.
(2)	I make a request by phone.
(3)	I make a request by mail.
C.	Advance Limitations. In addition to any other Loan conditions, requests for, and access to, advances are subject to the following limitations.
(1)	Discretionary Advances. You will make all Loan advances at your sole discretion.
(2)	Advance Amount. Subject to the terms and conditions contained in this Agreement, advances will be made in exactly the amount I request.
(3)	Disbursement of Advances. On my fulfillment of this Agreement's terms and conditions, you will disburse the advance in any manner as you and I agree.
(4)	Credit Limit. I understand that you will not ordinarily grant a request for an advance that would cause the unpaid principal of my Loan to be greater than the Principal limit. You may, at your option, grant such a request without obligating yourselves to do so in the future. I will pay any over advances in addition to my regularly scheduled payments. I will repay any over advance by repaying you in full within days after the over advance occurs.
(5)	Records. Your records will be conclusive evidence as to the amount of advances, the Loan's unpaid principal balances and the accrued interest.
D.	Conditions. I will satisfy all of the following conditions before you either issue any promissory notes or make any advances under this Agreement. These are the minimum conditions under which you would consider making an advance, but satisfaction of these conditions does not commit you to advancing funds under this Agreement.
(1)	No Default. There has not been a default under this Agreement or any other Loan Documents nor would a default result from making the Loan or any advance.
(2)	Information. You have received all documents, information, certifications and warranties as you may require, all properly executed, if appropriate, on forms acceptable to you.
(3)	Inspections. You have made all inspections that you consider necessary and are satisfied with this inspection.
(4)	Conditions and Covenants. I will have performed and complied with all conditions required for an advance and all covenants in this Agreement and any other Loan Documents.
(5)	Warranties and Representations. The warranties and representations contained in this Agreement are true and correct at the time of making the requested advance.
(6)	Financial Statements. My most recent financial statements and other financial reports, delivered to you, are current, complete, true and accurate in all material respects and fairly represent my financial condition.
(7)	Bankruptcy Proceedings. No proceeding under the United States Bankruptcy Code has been commenced by or against me or any of my affiliates.

MusclePharm Corporation Colorado Commercial Loan Agreement 0/4DA ISY .CA00000000000674042091014 N	Wolters Kluwer Financial Services ® 1996, 2014 Bankers System

3.	MATURITY DATE. I agree to fully repay the Loan by September 12, 2017.

4.	WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Loan is in effect, except when this Agreement provides otherwise.

A.	Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.
B.	Authority. The execution, delivery and performance of this Loan and the obligation evidenced by the Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.
C.	Name and Place of Business. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 1O years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.
D.	Hazardous Substances. Except as I previously disclosed in writing and you acknowledge in writing, no Hazardous Substance, underground tanks, private dumps or open wells are currently located at, on, in, under or about the Property.
E.	Use of Property. After diligent inquiry, I do not know or have reason to know that any Hazardous Substance has been discharged, leached or disposed of, in violation of any Environmental Law, from the property onto, over or into any other property, or from any other property onto, over or into the property.
F.	Environmental Laws. I have no knowledge or reason to believe that there is any pending or threatened investigation, claim, judgment or order, violation, lien, or other notice under any Environmental Law that concerns me or the property. The property and any activities on the property are in full compliance with all Environmental Law.
G.	Loan Purpose. The purpose of this Loan is for working capital line of credit.
H.	No Other Liens. I own or lease all property that I need to conduct my business and activities. I have good and marketable title to all property that I own or lease. All of my Property is free and clear of all liens, security interests, encumbrances and other adverse claims and interests, except those to you or those you consent to in writing.
I.	Compliance With Laws. I am not violating any laws, regulations, rules, orders, judgments or decrees applicable to me or my property, except for those which I am challenging in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its challenge should I lose.
J.	Dispute. There are no pending or threatened lawsuits, arbitrations or other proceedings against me or my property that singly or together may materially and adversely affect my property, operations, financial condition, or business.
K.	Agreements. I am not a party to, nor am I bound by, any agreement that is now or is likely to become materially adverse to my business, Property or operations.
L.	Other Claims. There are no outstanding claims or rights that would conflict with the execution, delivery or performance by me of the terms and conditions of this Agreement or the other Loan Documents. No outstanding claims or rights exist that may result in a lien on the Property, the Property's proceeds and the proceeds of proceeds, except liens that were disclosed to and agreed to by you in writing.
M.	Solvency. I am able to pay my debts as they mature, my assets exceed my liabilities and I have sufficient capital for my current and planned business and other activities. I will not become insolvent by the execution or performance of this Loan.

5.	FINANCIAL STATEMENTS. I will prepare and maintain my financial records using consistently applied generally accepted accounting principles then in effect. I will provide you with financial information in a form that you accept and under the following terms.
A.	Certification. I represent and warrant that any financial statements that I provide you fairly represents my financial condition for the stated periods, is current, complete, true and accurate in all material respects, includes all of my direct or contingent liabilities and there has been no material adverse change in my financial condition, operations or business since the date the financial information was prepared.
B.	Frequency. I will provide to you on an annual basis my financial statements, tax returns, annual internal audit reports or those prepared by independent accountants as soon as available or at least within 20 days after the close of each of my fiscal years. Any annual financial statements that I provide you will be prepared statements.
C.	SEC Reports. I will provide you with true and correct copies of all reports, notices or statements that I provide to the Securities and Exchange Commission, any securities exchange or my stockholders, owners, or the holders of any material indebtedness as soon as available or at least within See Below days after issuance.
D.	Requested Information. I will provide you with any other information about my operations, financial affairs and condition within N/A days after your request.
6.	COVENANTS. Until the Loan and all related debts, liabilities and obligations are paid and discharged, I will comply with the following terms, unless you waive compliance in writing.
A.	Participation. I consent to you participating or syndicating the Loan and sharing any information that you decide is necessary about me and the Loan with the other participants or syndicators.
B.	Inspection. Following your written request, I will immediately pay for all one-time and recurring out-of-pocket costs that are related to the inspection of my records, business or Property that secures the Loan. Upon reasonable notice, I will permit you or your agents to enter any of my premises and any location where my Property is located during regular business hours to do the following.
(1)	You may inspect, audit, check, review and obtain copies from my books, records, journals, orders, receipts, and any correspondence and other business related data.
(2)	You may discuss my affairs, finances and business with any one who provides you with evidence that they are a creditor of mine, the sufficiency of which will be subject to your sole discretion.
(3)	You may inspect my Property, audit for the use and disposition of the Property's proceeds and proceeds of proceeds; or do whatever you decide is necessary to preserve and protect the Property and your interest in the Property.

After prior notice to me, you may discuss my financial condition and business operations with my independent accountants, if any, or my chief financial officer and I may be present during these discussions. As long as the Loan is outstanding, I will direct all of my accountants and auditors to permit you to examine my records in their possession and to make copies of these records. You will use your best efforts to maintain the confidentiality of the information you or your agents obtain, except you may provide your regulator, if any, with required information about my financial condition, operation and business or that of my parent, subsidiaries or affiliates.

C.	Business Requirements. I will preserve and maintain my present existence and good standing in the jurisdiction where I am organized and all of my rights, privileges and franchises. I will do all that is needed or required to continue my business or activities as presently conducted, by obtaining licenses, permits and bonds everywhere I engage in business or activities or own, lease or locate my property. I will obtain your prior written consent before I cease my business or before I engage in any new line of business that is materially different from my present business.
D.	Compliance with Laws. I will not violate any laws, regulations, rules, orders, judgments or decrees applicable to me or my Property, except for those which I challenge in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its appeal should I lose. Laws include without limitation the Federal Fair Labor Standards Act requirements for producing goods, the federal Employee Retirement Income Security Act of 1974's requirements for the establishment, funding and management of qualified deferred compensation plans for employees, health and safety laws, environmental laws, tax laws, licensing and permit laws. On your request, I will provide you with written evidence that I have fully and timely paid my taxes, assessments and other governmental charges levied or imposed on me, my income or profits and my property. Taxes include without limitation sales taxes, use taxes, personal property taxes, documentary stamp taxes, recordation taxes, franchise taxes, income taxes, withholding taxes, FICA taxes and unemployment taxes. I will adequately provide for the payment of these taxes, assessments and other charges that have accrued but are not yet due and payable.
E.	New Organizations. I will obtain your written consent before organizing, merging into, or consolidating with an entity; acquiring all or substantially all the assets of another; materially changing the legal structure, management, ownership or financial condition; or effecting or entering into a domestication, conversion or interest exchange.
F.	Dealings with Insiders. I will not purchase, acquire or lease any property or services from, or sell, provide or lease any property or services to, or permit any outstanding loans or credit extensions to, or otherwise deal with, any Insiders except as required under contracts existing at the time I applied for the Loan and approved by you or as this Agreement otherwise permits. I will not change or breach these contracts existing at Loan application so as to cause an acceleration of or an increase in any payments due.
G.	Other Debts. I will pay when due any and all other debts owed or guaranteed by me and will faithfully perform, or comply with all the conditions and obligations imposed on me concerning the debt or guaranty.
H.	Other Liabilities. I will not incur, assume or permit any debt evidenced by notes, bonds or similar obligations, except: debt in existence on the date of this Agreement and fully disclosed to you; debt subordinated in payment to you on conditions and terms acceptable to you; accounts payable incurred in the ordinary course of my business and paid under customary trade terms or contested in good faith with reserves satisfactory to you.
I.	Notice to You. I will promptly notify you of any material change in my financial condition, of the occurrence of a default under the terms of this Agreement or any other Loan Document, or a default by me under any agreement between me and any third party which materially and adversely affects my property, operations, financial condition or business.
J.	Certification of No Default. On your request, my chief financial officer or my independent accountant will provide you with a written certification that to the best of their knowledge no event of default exists under the terms of this Agreement or the other Loan Documents, and that there exists no other action, condition or event which with the giving of notice or lapse of time or both would constitute a default. As requested, my chief financial officer or my independent accountant will also provide you with computations demonstrating compliance with any financial covenants and ratios contained in this Agreement. If an action, condition or event of default does exist, the certificate must accurately and fully disclose the extent and nature of this action, condition or event and state what must be done to correct it.
K.	Use of Loan Proceeds. I will not permit the loan proceeds to be used to purchase, carry, reduce, or retire any loan originally incurred to purchase or carry any margin stock or otherwise cause the Loan to violate Federal Reserve Board Regulations U or X, or Section 8 of the Securities and Exchange Act of 1934 and its regulations, as amended .

MusclePharm Corporation Colorado Commercial Loan Agreement 0/4DA ISY .CA00000000000674042091014 N	Wolters Kluwer Financial Services ® 1996, 2014 Bankers System

L.	Dispose of No Assets. Without your prior written consent or as the Loan Documents permit, I will not sell, lease, assign, transfer, dispose of or otherwise distribute all or substantially all of my assets to any person other than in the ordinary course of business for the assets' depreciated book value or more.
M.	No Other Liens. I will not create, permit or suffer any lien or encumbrance upon any of my properties for or by anyone, other than you, except for: nonconsensual liens imposed by law arising out of the ordinary course of business on obligations that are not overdue or which I am contesting in good faith after making appropriate reserves; valid purchase money security interests on personal property; or any other liens specifically agreed to by you in writing.
N.	Guaranties. I will not guaranty or become liable in any way as surety, endorser (other than as endorser of negotiable instruments in the ordinary course of business) or accommodation endorser or otherwise for the debt or obligations of any other person or entity, except to you or as you otherwise specifically agree in writing.
O.	No Default under Other Agreements. I will not allow to occur, or to continue unremedied, any act, event or condition which constitutes a default , or which, with the passage of time or giving of notice, or both, would constitute a default under any agreement, document, instrument or undertaking to which I am a party or by which I may be bound.
P.	Legal Disputes. I will promptly notify you in writing of any threatened or pending lawsuit, arbitration or other proceeding against me or any of my property, not identified in my financial statements, or that singly or together with other proceedings may materially and adversely affect my property, operations, financial condition or business. I will use my best efforts to bring about a favorable and speedy result of any of these lawsuits, arbitrations or other proceedings.
Q.	Other Notices. I will immediately provide you with any information that may materially and adversely affect my ability to perform this Agreement and or its anticipated effect.
R.	No Change in Capital. I will not release, redeem, retire, purchase or otherwise acquire, directly or indirectly, any of my capital stock or other equity security or partnership interest, or make any change in my capital structure, except to the extent required by any agreements signed prior to this Agreement and disclosed to you or with your prior written consent.
S.	Loan Obligations. I will make full and timely payment of all principal and interest obligations, and comply with the other terms and agreements contained in this Agreement and in the other Loan Documents.
T.	Insurance. I will obtain and maintain insurance with insurers, in amounts and coverages that are acceptable to you and customary with industry practice. This may include without limitation insurance policies for public liability, fire, hazard and extended risk, workers compensation, and, at your request, business interruption and/or rent loss insurance. At your request, I will deliver to you certified copies of all of these insurance policies, binders or certificates. I will obtain and maintain a mortgagee clause (or lender loss payable clause) endorsement - naming you as the loss payee. If you require, I will also obtain an "additional insured" endorsement - naming you as an additional insured. I will immediately notify you of cancellation or termination of insurance. I will require all insurance policies to provide you with at least 10 days prior written notice to you of cancellation or modification. I consent to you using or disclosing information relative to any contract of insurance required by the Loan for the purpose of replacing this insurance. I also authorize my insurer and you to exchange all relevant information related to any contract of insurance required by any document executed as part of this Loan.
U.	Property Maintenance. I will keep all tangible and intangible properly that I consider necessary or useful in my business in good working condition by making all needed repairs, replacements and improvements and by making all rental, lease or other payments due on this property.
V.	Property Loss. I will immediately notify you, and the insurance company when appropriate, of any material casualty, loss or depreciation to the Property or to my other property that affects my business.
W.	Accounts Receivable Collection. I will collect and otherwise enforce all of my unpaid Accounts Receivable at my cost and expense, until you end my authority to do so, which you may do at any time to protect your best interests. I will not sell, assign or otherwise dispose of any Accounts Receivable without your written consent. I will not commingle the Accounts Receivable proceeds with any of my other property.
X.	Reserves. You may set aside and reserve Loan proceeds for Loan interest, fees and expenses, taxes, and insurance. I grant you a security interest in the reserves.

No interest will accrue on any reserve Loan proceeds. Disbursement of reserves is disbursement of the Loan's proceeds. At my request, you will disburse the reserves for the purpose they were set aside for, as long as I am not in default under this Agreement. You may directly pay these reserved items, reimburse me for payments I made, or reduce the reserves and increase the Loan proceeds available for disbursement.

Y.	Additional Taxes. I will pay all filing and recording costs and fees, including any recordation, documentary or transfer taxes or stamps, that are required to be paid with respect to this Loan and any Loan Documents.
Z.	Additional Covenants. I will provide you with a copy of any information I furnish generally to all or any class of my shareholders, members or other equity owners or creditors, at the same time as I furnish it to them.

As soon as practical and in any event no later than five business days after I acquire knowledge of it, I will provide you with written notice of (a) any default under any loan I have with you or any other lender, (b) the occurrence of any event that, with the giving of notice or the passage of time would constitute such a default or (c) the commencement or threat of any lawsuit or other proceeding or the occurrence of any other event that could have a materially adverse effect on me or any Guarantor of the Loan or on my or their ability to fully comply with all obligations under the Loan Documents or (d) any material adverse change in my business, property, assets, operations, financial or other condition or prospects (or the occurrence of any event that could reasonably be expected to have such an effect).

It shall constitute a default under this Note if any event occurs that is a default under any indebtedness I have with any other person or if any other event occurs that with notice or time would constitute such a default or allows any party to accelerate the maturity of any such indebtedness.

Borrower to provide monthly AR aging report, AR discounts report and borrowing base certificate, or as otherwise requested by the bank. Borrower to maintain debt service ratio of 2.0: 1 and will be measured quarterly.

Borrower is required to rest the credit at below a balance of $3,000,000.00 for a minimum of 14 non consecutive days per quarter.

It shall constitute a default under this Note if any event occurs that is a default under any indebtedness I have with any other person or if any other event occurs that with notice or time would constitute such a default or allows any party to accelerate the maturity of any such indebtedness.

It shall constitute a default under the Note if any event occurs that is a default under any other note or other debt or obligation I have to you, or if any event occurs that, with notice or time, would be such a default.

The bank must be notified of any turnover of MusclePharm Executive Officers within 10 business days of occurrence. Borrower to provide quarterly financial statements or as otherwise requested by the Bank.

Borrower to maintain current ratio of 1.5:1 and working capital in excess of $10 million, both of which will be measured quarterly. Assets and liabilities that fall under prepaid giveaways, prepaid stock compensation, and prepaid sponsorship fees will be excluded from the calculation of current assets and current liabilities.

The borrower will not incur additional debt in excess of $250,000.00 annually. Any individual transaction greater than $100,000.00 will require bank approval.

Borrower to maintain capitalization of at least $65 million.

Prior Bank approval of any cash transactions, other than through the ordinary course of business, of greater than $1,000,000.00 or that would place the borrower in default of any other covenant. This shall include, but is not limited to, the payment of cash dividends, distributions to shareholders or officers, acquisitions, or the repurchase of the Borrower's stock.

Borrower to maintain quarterly average collected compensating balances in excess of $1,200,000.00 on deposit at ANB Bank. There will be a penalty assessed for a quarterly average collected compensating balance shortfall. The penalty will be assessed based on the difference of the balance requirement and the actual quarterly average collected compensating balance, and will be calculated using the note rate as of the end of the quarter.

Borrower is required to establish ANB Bank lock box services within 30 days of loan closing. The conversion of all receivables other than ACH and wire transfers shall be run through the ANB Bank lock box.

Covenants subject to review and revisions with each annual renewal.

All above covenants are subject to the final loan documents as prepared by ANB Bank legal counsel.

MusclePharm Corporation Colorado Commercial Loan Agreement 0/4DA ISY .CA00000000000674042091014 N	Wolters Kluwer Financial Services ® 1996, 2014 Bankers System

7.	DEFAULT. I will be in default if any of the following events (known separately and collectively as an Event of Default) occur:
A.	Payments. I fail to make a payment in full when due.
B.	Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me or any co-signer, endorser, surety or guarantor of this Agreement or any other obligations I have with you.
C.	Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.
D.	Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Agreement.
E.	Other Documents. A default occurs under the terms of any other Loan Document.
F.	Other Agreement s. I am in default on any other debt or agreement I have with you.
G.	Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.
H.	Judgment. I fail to satisfy or appeal any judgment against me.
I.	Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.
J.	Name Change. I change my name or assume an additional name without notifying you before making such a change.
K.	Property Transfer. I transfer all or a substantial part of my money or property.
L.	Property Value. You determine in good faith that the value of the Property has declined or is impaired.
M.	Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.
N.	Insecurity. You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Agreement or that the prospect for payment or performance of the Loan is impaired for any reason.

8.	REMEDIES. After I default, you may at your option do any one or more of the following.
A.	Acceleration. You may make all or any part of the amount owing by the terms of the Loan immediately due. If I am a debtor in a bankruptcy petition or in an application filed under section 5(a)(3) of the Securities Investor Protection Act, the Loan is automatically accelerated and immediately due and payable without notice or demand upon filing of the petition or application.
B.	Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.
C.	Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.
D.	Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of the Loan, and accrue interest at the highest post-maturity interest rate.
E.	Termination. You may terminate my rights to obtain advances or other extensions of credit by any of the methods provided in this Agreement.
F.	Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of the Loan against any right I have to receive money from you.

My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. "Any amount due and payable under the terms of the Loan" means the total amount to which you are entitled to demand payment under the terms of the Loan at the time you set-off.

Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay the Loan, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.

Your right of set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off.

G.	Waiver. Except as otherwise required by law, by choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

9.	COLLECTION EXPENSES AND ATTORNEYS' FEES. On or after the occurrence of an Event of Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Agreement or any other Loan Document. Expenses include, but are not limited to, attorneys' fees, court costs and other legal expenses. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Loan. All fees and expenses will be secured by the Property I have granted to you, if any. In addition, to the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys' fees incurred by you to protect your rights and interests in connection with any bankruptcy proceedings initiated by or against me.

10.	APPLICABLE LAW. This Agreement is governed by the laws of Colorado, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Colorado, unless otherwise required by law.

11.	JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan. Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and I will still be obligated to pay the Loan. You may assign all or part of your rights or duties under this Agreement or the Loan Documents without my consent. If you assign this Agreement, all of my covenants, agreements, representations and warranties contained in this Agreement or the Loan Documents will benefit your successors and assigns. I may not assign this Agreement or any of my rights under it without your prior written consent. The duties of the Loan will bind my successors and assigns.

12.	AMENDMENT, INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing and executed by you and me. This Agreement and the other Loan Documents are the complete and final expression of the understanding between you and me. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

13.	INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.

14.	NOTICE. FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party's address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I will provide you any correct and complete financial statements or other information you request. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

15.	WA IVER OF JURY TRIAL. All of the parties to this Agreement knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Agreement or any other Loan Document or related obligation. All of these parties acknowledge that this section has either been brought to the attention of each party's legal counsel or that each party had the opportunity to do so.

16.	SIGNATURES. By signing, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

MusclePharm Corporation Colorado Commercial Loan Agreement 0/4DA ISY .CA00000000000674042091014 N	Wolters Kluwer Financial Services ® 1996, 2014 Bankers System

LENDER :

MusclePharm Corporation Colorado Commercial Loan Agreement 0/4DA ISY .CA00000000000674042091014 N	Wolters Kluwer Financial Services ® 1996, 2014 Bankers System

ADDENDUM TO COMMERCIAL LOAN AGREEMENT

THIS ADDENDUM TO COMMERCIAL LOAN AGREEMENT (this "Addendum") is entered into as of September 12, 2014, and made between ANB BANK, as the "Lender'', and MUSCLEPHARM, INC., a Nevada corporation, as the "Borrower", and shall be attached to and form a part of that certain Commercial Loan Agreement made of even date herewith between Lender and Borrower and governing a revolving line of credit extended by Lender to Borrower in a maximum principal amount of $8,000,000 (the "Loan Agreement"). Initially capitalized terms used but not defined in this Addendum shall have the meanings given them by the Loan Agreement, whether directly or through reference to any of the other "Loan Documents" defined therein. As part of the Loan Agreement, this Addendum shall also constitute one of the Loan Documents. In the event of any irreconcilable conflict or inconsistency between the provisions of this Addendum and the provisions of the Loan Agreement, the provisions of this Addendum shall be controlling, but in the absence of any such conflict or inconsistency, the provisions of this Addendum shall be cumulative with and in addition to all the te1ms and provisions of the Loan Agreement.

16.             ADDITIONAL COVENANTS. In addition to and cumulative with the covenants, agreements and obligations of the Borrower under the Loan Agreement, Borrower further covenants and agrees for the benefit of Lender as follows (and any breach or default of the following shall constitute an Event of Default pursuant to Section 7D of the Loan Agreement):

A.                  If during the three-year Loan term the Loan is paid by Borrower' s refinancing with another lender, Borrower shall pay Lender a termination fee as follows:

$240,000 if the refinancing occurs during the first 12 months of the Loan term; $160,000 if the refinancing occurs during the second 12 months of the Loan term; and $80,000 if the refinancing occurs during the last 12 months of the Loan term.

B.                  During each calendar quarter within the Loan term, Borrower shall cause the outstanding principal balance of the Loan to be reduced and maintained below $3,000,000 for a minimum of 14 non-consecutive days.

C.                  The Borrower will not incur additional debt obligations during any 12-month period that in the aggregate exceed $250,000 without the prior specific written approval of the Lender, which may be withheld in the Lender's sole and absolute discretion. In addition, the Borrower shall not incur any individual debt that exceeds $100,000 without the Lender's prior specific written approval, which may be withheld in the Lender's sole and absolute discretion.

D.                  At all times Borrower shall maintain a market capitalization (determined by the aggregate market value from time to time of the Borrower's outstanding publicly traded stock) of at least $65 million.

E.                   The Borrower shall not enter into any cash transactions (i.e., requiring a cash expenditure by Borrower), other than in the ordinary course of business, which individually or in the aggregate involve cash expenditures by the Borrower in excess of $1 million, unless such cash transactions are given the Lender's specific prior written approval, which may be withheld in the Lender's sole and absolute discretion. Such prohibited cash transactions shall include, but not be limited to, the payment of cash dividends or other distributions to shareholders, officers or employees of the Borrower, asset acquisitions by the Borrower, or any repurchase of any of Borrower 's stock (none of which in any case shall be regarded as within the Borrower's ordinary course of business).

F.                   For each calendar quarter (or portion thereof) within the Loan term, Borrower shall maintain on deposit with Lender quarterly average collected compensating balances, as calculated by Lender in accordance with its ordinary banking practices, in excess of $1,200,000. In the event such balance is not maintained for any calendar quarter, then Borrower shall pay Lender a fee based on the difference between the compensating balance required above and the actual average collected compensating balance maintained during such quarter, and then by applying to such difference, for the entirety of such calendar quarter, the interest rate under the Loan prevailing as of the end of such calendar quarter. Such fee shall be due and payable from Borrower upon demand.

G.                  Borrower shall establish lock box services with the Lender for servicing the Loan within 30 days after the date of this Addendum. Borrower shall cause all of its accounts receivable, other than those in the form of automated clearing house (ACH) payments and wire transfers, to be collected and paid through the Lender's lock box. Lock box services will be documented if and as required by the Lender, which documents will be executed by Borrower upon demand. Documents and agreements made by the Borrower pursuant thereto may be treated by the Lender as part of the Loan Documents.

H.                  Throughout the Loan term Borrower shall maintain a debt service coverage ratio of at least 2.0: 1, with compliance with this requirement to be measured quarterly, as of the end of each calendar quarter, and pursuant to the Lender's ordinary banking practices.

I.                    Throughout the Loan term, Borrower shall maintain a current ratio (i.e., the ratio of Borrower's current assets to the Borrower's current liabilities) of at least 1.5:1, and working capital (i.e., Borrower's current assets) in excess of $10 million, with compliance with both of these requirements to be measured and determined quarterly, at the end of each calendar quarter, and pursuant to Lender's ordinary banking practices. Assets and liabilities that fall under "prepaid giveaways", "prepaid stock compensation", and "prepaid sponsorship fees" will be excluded from and disregarded for the requisite calculations of current assets and current liabilities.

J.                    Borrower covenants that there shall not occur any breach or default of any loan or debt or related obligation that Borrower owes or has to any other lender or obliged or under any agreement related thereto.

K.                  As part of and without limitation on Borrower's obligations under Section 5C of the Loan Agreement, Borrower shall further furnish to Lender any other information that Borrower generally provides to Borrower's stockholders or other owners or holders of equity interests in the Borrower as and when such information is furnished to those parties.

L.                   In addition to and cumulative with the delivery of financial statements pursuant to Section 5B of the Loan Agreement, Borrower shall also furnish Lender quarterly financial statements, for the results of operations within and as of the end of each calendar quarter (or any fractional calendar quarter) within Loan term. Such quarterly financial statements shall constitute part of the required financial deliveries under Section 5 of the Loan Agreement and will be governed by and subject to the provisions of that Section 5. Such quarterly financial statements will be provided to Lender within 45 days after the end of each applicable calendar quarter. Borrower will further furnish Lender with any additional financial statements from time to time that Lender may require.

M.                On a monthly basis, and within 10 days after the end of each calendar month (or fraction thereof) within the Loan term, Borrower shall provide Lender with a monthly accounts receivable aging report, accounts receivable discounts report, and a certificate of the amount of the borrowing base (as defined below), all to be made effective as of the end of the applicable calendar month. Such reports and certificates shall be regarded as part of and within the scope of the certification under Section 5A of the Loan Agreement, but also, with respect to each borrowing base certificate, its accuracy shall be expressly certified on its face, in form satisfactory to Lender, by an authorized officer of the Borrower (and each such certification shall be deemed to constitute a representation and warranty by Borrower under the Loan Agreement). Borrower will further furnish such reports and certifications concerning accounts receivable and the borrowing base as the Lender may require from time to time.

N.                  Borrower shall give the Lender notice of any change in the identity of any of the executive officers of the Borrower within ten (10) business days after the occurrence of such change.

O.                  Notwithstanding anything to the contrary in Section 2 of the Loan Agreement or elsewhere in the Loan Agreement or any of the other Loan Documents, Lender shall not be required to make any advance under the Loan if doing so would result in the amount of principal outstanding under the Loan exceeding the borrowing base then applicable. Moreover, if at any time the principal amount exceeds the then applicable borrowing base, on demand Borrower shall repay such amount of principal as is necessary for the outstanding principal not to exceed such borrowing base. As used herein and in the other Loan Documents, "borrowing base" shall mean, at any given time, the sum of (a) 75% of the amount of Borrower's domestic accounts receivable then outstanding and incurred in good faith in the ordinary course of business, and (b) 80% of the amount of Borrower's international accounts receivable then outstanding and incurred in good faith in the ordinary course of business (subject, however, to the insurance amount limitation set forth below), excluding, however, under both clauses (a) and (b) above, (i) receivables more than 90 days old, (ii) receivables owing from any officer, director, or employee of Borrower, or any party directly or indirectly holding any stock or ownership or equity interest in Borrower (whether as a record or beneficial holder), or (iii) any other receivable that the Lender, in Lender's sole and absolute discretion, deems of doubtful collectability. The international accounts receivable borrowing base under clause (b) above will not exceed the amount of Euler Hermes insurance coverage for such receivables that Borrower has in place at the applicable time and that is on terms satisfactory to Lender.

P.                 Borrower agrees that at the end of each 12-month period within the Loan term, the covenants, limitations and restrictions governing the Loan will be subject to modification as determined by the Lender, and upon demand Borrower shall furnish and execute, as part of the Loan Documents, such additional documentation as Lender may require to evidence such modifications.

17.              INTEREST RATE CONFORMANCE. It is expressly stipulated and agreed to be the intent of Lender and Borrower at all times to comply with applicable law governing the highest lawful interest rate for the Loan. If applicable law is ever judicially interpreted so as to render usurious any amount called for under the Loan Documents, or, contracted for, charged, taken, reserved or received with respect to the Loan, or if acceleration of the maturity of the Loan, any prepayment by Borrower, or any other circumstance whatsoever, results in Borrower having paid any charges in excess of that permitted by applicable law, then it is the express intent of Lender and Borrower that all excess amounts theretofore collected by Lender be credited on the principal balance of the Loan (or, if the Loan has been or would thereby be paid in full, refunded to Borrower), and that the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but also so as to permit the recovery of the fullest amount otherwise called for under the Loan Documents.

IN WITNESS WHEREOF, Borrower and Lender have executed this Addendum effective as of the day, month and year first above written.

ANB BANK